September 2013 MSELN-52 Registration Statement No. 333-189888 PRICING SUPPLEMENT Dated September 27, 2013 Filed Pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
RevConsSM Based on the Common Stock of Facebook, Inc. due April 1, 2014
Reverse Convertible Securities (“RevConsSM”)
Principal at Risk Securities
The RevCons do not guarantee the repayment of principal.  The RevCons offer the opportunity for investors to earn a fixed monthly coupon payment.  The payment at maturity due on the RevCons will be, in addition to the final coupon payment, either (i) the stated principal amount or (ii) if the final share price of the underlying stock is below the downside threshold level on the valuation date, a number of shares of the underlying stock, or at our option, the cash value of those shares, that will be worth significantly less than the principal amount of the RevCons.  As a result, investors must be willing to accept the risk of receiving shares of the underlying stock, or the cash value of those shares, that are worth significantly less than the stated principal amount of the RevCons and could be zero. Accordingly, investors could lose their entire initial investment in the RevCons.  Investors will not participate in any appreciation of the underlying stock.  The RevCons are for investors who are willing to risk their principal through a single stock-linked investment and are willing to forgo the opportunity to participate in any appreciation in the price of the underlying stock in exchange for the potentially above-market coupon.  The RevCons are senior unsecured obligations of Royal Bank of Canada, issued as part of Royal Bank of Canada’s Series F Senior Global Medium-Term Notes program.  All payments on the RevCons are subject to the credit risk of Royal Bank of Canada.  “RevCons” is a service mark of Morgan Stanley.

SUMMARY TERMS
Issuer:	Royal Bank of Canada
Underlying stock:	Common stock of Facebook, Inc. (Bloomberg symbol: “FB”)
Aggregate principal amount:	$5,169,640
Stated principal amount:	$10.00 per RevCons
Issue price:	$10.00 per RevCons (see “Commissions and issue price” below)
Pricing date:	September 27, 2013
Original issue date:	October 2, 2013 (3 business days after the pricing date)
Valuation date:	March 27, 2014
Maturity date:	April 1, 2014
Coupon:	13.20% per annum (approximately equivalent to $0.11 per RevCons per month for the term of the RevCons), paid monthly and calculated on a 30/360 basis.
Coupon payment dates:	Monthly, on the 2nd of each month, beginning on November 2, 2013.
Payment at maturity:	• If the final share price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the final coupon payment
• If the final share price is less than the downside threshold level:
(i) a number of shares of the underlying stock equal to the product of the exchange ratio and the adjustment factor, each as of the valuation date, or (ii) at our option, the cash value of those shares as of the valuation date, in each case, together with the final coupon payment.

Exchange ratio:	0.1952, which is the stated principal amount per RevCons divided by the initial share price, rounded to four decimal places
Adjustment factor:	1.00, subject to adjustment in the event of certain corporate events affecting the underlying stock
Downside threshold level:	$40.99, which is equal to 80% of the initial share price, rounded to two decimal places
Initial share price:	$51.24 , which is equal to the closing price of the underlying stock on the pricing date
Final share price:	The closing price of the underlying stock on the valuation date times the adjustment factor on that date
CUSIP:	78009Q505
ISIN:	US78009Q5053
Listing:	The RevCons will not be listed on any securities exchange.
Agent:	RBC Capital Markets, LLC (“RBCCM”). See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per RevCons	$10.00	$0.15	$9.85
Total	$5,169,640.00	$77,544.60	$5,092,095.40
(1)
RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $0.15 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Wealth Management as a fixed sales commission of $0.15 for each of the RevCons they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”

The initial estimated value of the RevCons as of the pricing date is $9.6618 per $10.00 RevCons, which is less than the price to public.  The market value of the RevCons at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.

The RevCons involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 4.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these RevCons, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The RevCons will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the RevCons” at the end of this document.

Prospectus Supplement dated July 23, 2013
Prospectus dated July 23, 2013

RevConsSM Based on the Common Stock of Facebook, Inc. due April 1, 2014
Reverse Convertible Securities (“RevConsSM”)
Principal at Risk Securities

Investment Summary

The RevCons provide an opportunity for investors to receive a fixed monthly coupon payment.

If the final share price is greater than or equal to the downside threshold level, the payment at maturity will be the sum of the stated principal amount and the final monthly coupon payment.  However, if the final share price is less than the downside threshold level, investors will be exposed to the decline in the closing price of the underlying stock, as compared to the initial share price, on a 1 to 1 basis and receive (i) a number of shares of the underlying stock equal to the product of the exchange ratio and the adjustment factor as of the valuation date or (ii) at our option, the cash value of those shares, in each case, together with the final coupon payment.  The value of those shares (or that cash) will be less than 80% of the stated principal amount of the RevCons and could be zero.  Investors in the RevCons must be willing to accept the risk of losing their entire principal amount.  In addition, investors will not participate in any appreciation of the underlying stock.

Maturity:	Approximately 6 months
Coupon:	13.20% per annum (equivalent to $0.11 per RevCons per month for the term of the RevCons), paid monthly and calculated on a 30/360 basis.
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the RevCons.
Downside threshold level:	80% of the initial share price

Key Investment Rationale

The RevCons provide investors with a coupon that is greater than the current dividend rate on the underlying stock and greater than the rate we would pay on a conventional debt security with the same maturity.  In exchange, investors will be subject to the risk that they will receive shares of the underlying stock (or, if we so elect, the cash value of such shares, determined as of the valuation date) worth less than the stated principal amount if the closing price of the underlying stock is below the downside threshold level on the valuation date.  The RevCons do not guarantee the return of any principal and offer no potential for investors to participate in any appreciation of the underlying stock.

Enhanced Yield	▪ A monthly coupon, the rate per annum of which is higher than the current dividend yield on the underlying equity. ▪ The coupon will be paid regardless of the performance of the underlying stock.
Par Scenario
The final share price is greater than or equal to the downside threshold level.
▪    The payment due at maturity will be (i) the stated principal amount plus (ii) the final monthly coupon payment.
▪    Investors will not participate in any appreciation of the underlying stock from the initial share price.

Downside Scenario
The final share price is less than the downside threshold level.
▪    The payment due at maturity will be (i) a number of shares of the underlying stock equal to the product of the exchange ratio and the adjustment factor, each as of the valuation date, or (ii) at our option, the cash value of those shares as of the valuation date, in each case, plus the final monthly coupon payment.
▪    Investors will lose some and may lose all of their principal amount in this scenario.

September 2013

RevConsSM Based on the Common Stock of Facebook, Inc. due April 1, 2014
Reverse Convertible Securities (“RevConsSM”)
Principal at Risk Securities

Hypothetical Payments on the RevCons

The following examples illustrate the payment at maturity on the RevCons (assuming a term of exactly six months) for a range of hypothetical closing prices for the underlying stock on the valuation date.

The hypothetical examples are based on the following terms:

Stated principal amount (per RevCons):	$10.00
Initial share price:	$51.24 (the closing price of one share of the underlying stock on the pricing date)
Exchange ratio:	0.1952 (the $10 stated principal amount per RevCons divided by the initial share price, rounded to four decimal places)
Downside threshold level:	$40.99 (80.00% of the initial share price, rounded to two decimal places)
Monthly coupon:	13.20% per annum, paid monthly and calculated on a 30/360 basis

This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a term of exactly six months) on a $10.00 investment in the RevCons.  If the closing price of the underlying stock is at or above the downside threshold level of $40.99 on the valuation date, the payment at maturity in each of these examples would be a $10.00 payment of cash, plus the final monthly coupon payment.  If the closing price of the underlying equity is below the downside threshold price of $40.99 on the valuation date, the payment at maturity in each of these examples could be made by the delivery of shares of the underlying equity and, if so, would be affected by the value of the underlying equity at maturity.

Hypothetical underlying stock closing price on valuation date	Value of payment per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons	Total return on the underlying stock	Total return on the RevCons
$0.00	$0.00*	$0.66	$0.66	-100.00%	-93.40%
$12.81	$2.50*	$0.66	$3.16	-75.00%	-68.40%
$32.03	$6.25*	$0.66	$6.91	-37.50%	-30.90%
$40.95	$7.99*	$0.66	$8.65	-20.08%	-13.50%
$44.84	$10.00	$0.66	$10.66	-12.50%	6.60%
$51.24	$10.00	$0.66	$10.66	0.00%	6.60%
$70.46	$10.00	$0.66	$10.66	37.50%	6.60%
$89.67	$10.00	$0.66	$10.66	75.00%	6.60%
$108.89	$10.00	$0.66	$10.66	112.50%	6.60%
$128.10	$10.00	$0.66	$10.66	150.00%	6.60%
*In this case, the investor, at our option, may receive shares of the underlying stock at maturity.  Please note that the value of these shares may decrease between the valuation date and the maturity date, in which case the investor’s total return on the RevCons will decrease.

It is not possible to present a chart or table illustrating the complete range of possible payments at maturity.  The examples of the hypothetical payment calculations above are intended to illustrate the effect of general trends in the closing price of the underlying stock on the valuation date on the amount payable to you at maturity, if any.  The actual payment amounts received by you will depend on (a) whether the closing price of the underlying stock is below the downside threshold level on the valuation date and (b) the closing price of the underlying stock at maturity (or on the valuation date if we elect to deliver the cash value of those shares).

You can review the historical prices of the underlying stock in the section below called “Facebook, Inc. Overview” on page 8.  The historical performance of the underlying stock should not be taken as an indication of its future performance.  It is impossible to predict whether the price of the underlying stock will rise or fall, whether the price of the underlying stock will or will not be below the downside threshold level on the valuation date, or whether the closing price of the underlying stock at maturity (or on the valuation date if we elect to deliver the cash value of those securities, which will be determined as of that date) will be above the initial share price.

September 2013

RevConsSM Based on the Common Stock of Facebook, Inc. due April 1, 2014
Reverse Convertible Securities (“RevConsSM”)
Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the RevCons.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement and prospectus.  You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the RevCons.

▪
The RevCons do not guarantee the return of any principal.  The terms of the RevCons differ from those of ordinary debt securities in that the RevCons do not guarantee the return of any of the principal amount at maturity.  Instead, if the final share price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying stock, as compared to the initial share price, on a 1 to 1 basis and you will receive for each of the RevCons that you hold at maturity a number of shares of the underlying stock equal to the exchange ratio times the adjustment factor (or, at our option, the cash value of those shares).  The value of those shares (or that cash) will be less than 80% of the stated principal amount and could be zero.  Accordingly, investors may lose their entire initial investment in the RevCons.

▪
The potential contingent repayment of principal represented by the downside threshold level applies only at maturity.  You will receive the stated principal amount only if the final share price is greater than or equal to the downside threshold level. If you are able to sell the RevCons prior to maturity, you may have to sell them for a loss relative to the principal amount, even if the price of the underlying stock is at or above the downside threshold level.

▪
Your return on the RevCons may be lower than the return on a conventional debt security of comparable maturity.  The return that you will receive on the RevCons, which could be negative, may be less than the return you could earn on other investments.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money, such as inflation.

▪
Investors will not participate in any appreciation in the price of the underlying stock.  Investors will not participate in any appreciation in the price of the underlying stock from the initial share price, and the return on the RevCons will be limited to the monthly coupon payments on the RevCons.  The payment at maturity will not exceed the principal amount plus the final coupon payment.  The overall return on the RevCons, which could be negative, may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪
The market price will be influenced by many unpredictable factors.  Several factors will influence the value of the RevCons in the secondary market and the price at which RBCCM may be willing to purchase or sell the RevCons in the secondary market. Although we expect that generally the closing price of the underlying stock on any day may affect the value of the RevCons more than any other single factor, other factors that may influence the value of the RevCons include:

o	the trading price and volatility (frequency and magnitude of changes in value) of the underlying stock,

o	whether the closing price of the underlying stock has been near or below the downside threshold level on any date,

o	dividend rates on the underlying stock,

o	interest and yield rates in the market,

o	the time remaining until the RevCons mature,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying stock and which may affect the final share price of the underlying stock,

o	the occurrence of certain events affecting the underlying stock that may or may not require an adjustment to the adjustment factor, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The price of the underlying stock may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” below.  You may receive less, and possibly significantly less, than the stated principal amount per RevCons if you try to sell your RevCons prior to maturity.

September 2013

RevConsSM Based on the Common Stock of Facebook, Inc. due April 1, 2014
Reverse Convertible Securities (“RevConsSM”)
Principal at Risk Securities

▪
The RevCons are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the RevCons.  You are dependent on Royal Bank of Canada’s ability to pay all amounts due on the RevCons, and therefore you are subject to the credit risk of Royal Bank of Canada.  If Royal Bank of Canada defaults on its obligations under the RevCons, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the RevCons prior to maturity will be affected by changes in the market’s view of Royal Bank of Canada’s creditworthiness.  Any actual or anticipated decline in Royal Bank of Canada’s credit ratings or increase in the credit spreads charged by the market for taking Royal Bank of Canada credit risk is likely to adversely affect the market value of the RevCons.

▪
If the price of the shares of the underlying stock changes, the market value of the RevCons may not change in the same manner. Owning the RevCons is not the same as owning shares of the underlying stock. Accordingly, changes in the price of the underlying stock may not result in a comparable change of the market value of the RevCons. If the closing price of one share of the underlying stock on any trading day increases above the initial share price or the downside threshold level, the value of the RevCons may not increase in a comparable manner, if at all. It is possible for the price of the shares of the underlying stock to increase while the value of the RevCons declines.

▪
Investing in the RevCons is not equivalent to investing in the common stock of Facebook, Inc.  Unless shares of the underlying stock are delivered to you at maturity, investors in the RevCons will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock.

▪
Investors in the RevCons may be subject to adverse changes in the value of the underlying stock between the valuation date and the maturity date.  If you are to receive shares of the underlying stock at maturity, the number of shares that you will receive will depend upon their closing price as of the valuation date.  However, three business days will pass before those shares are delivered to you.  If the price of the underlying stock decreases between the valuation date and the maturity date, the value of the securities that you receive at maturity will be reduced accordingly.

▪
No affiliation with Facebook, Inc.  Facebook, Inc. (“Facebook” or the “underlying company”) is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the RevCons.  We have not made any due diligence inquiry with respect to Facebook in connection with this offering.

▪
We or our affiliates may have adverse economic interests to the holders of the RevCons.  RBCCM and other affiliates of ours may trade the shares of the underlying stock and other financial instruments related to the underlying stock on a regular basis, for their accounts and for other accounts under their management. RBCCM and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the underlying stock.  To the extent that we or one of our affiliates serves as issuer, agent or underwriter for those securities or financial instruments, our or their interests with respect to those products may be adverse to those of the holders of the RevCons. Any of these trading activities could potentially affect the performance of the underlying stock and, accordingly, could affect the value of the RevCons and the amounts, if any, payable on the stock.

We may hedge our obligations under the RevCons through certain affiliates, who would expect to make a profit on that hedge.  We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time, including around the time of the valuation date, which could have an impact on the return of your RevCons.  Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates' control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

▪
We may engage in business with or involving Facebook without regard to your interests.  We or our affiliates may presently or from time to time engage in business with Facebook without regard to your interests and thus may acquire non-public information about Facebook.  Neither we nor any of our affiliates undertakes to disclose any of that information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Facebook, which may or may not recommend that investors buy or hold the underlying stock.

September 2013

RevConsSM Based on the Common Stock of Facebook, Inc. due April 1, 2014
Reverse Convertible Securities (“RevConsSM”)
Principal at Risk Securities

▪
The historical performance of the underlying stock should not be taken as an indication of its future performance. The price of the underlying stock will determine the amounts to be paid on the RevCons. The historical performance of the underlying stock does not give an indication of its future performance.  As a result, it is impossible to predict whether the price of the underlying stock will rise or fall during the term of the RevCons.  The price of the underlying stock will be influenced by complex and interrelated political, economic, financial and other factors.  The value of the underlying stock may decrease such that you may not receive any return of your investment.  There can be no assurance that the price of the underlying stock will not decrease so that at maturity you will not lose some or all of your investment.  Facebook has been publicly traded since May 18, 2012, and only limited historical trading information exists as to its securities.

▪
The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock.  RBCCM, as calculation agent, will adjust the amount payable at maturity for certain corporate events affecting the underlying stock, such as stock splits and stock dividends, and certain other corporate actions involving the underlying company, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event that can affect the underlying stock.  For example, the calculation agent is not required to make any adjustments if the underlying company or anyone else makes a partial tender or partial exchange offer for the underlying stock, nor will adjustments be made following the valuation date.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the RevCons may be materially and adversely affected.

▪
The RevCons will not be listed on any securities exchange and secondary trading may be limited.  The RevCons will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the RevCons.  RBCCM may, but is not obligated to, make a market in the RevCons.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the RevCons easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the RevCons, the price at which you may be able to trade your RevCons is likely to depend on the price, if any, at which RBCCM is willing to transact.  If, at any time, RBCCM were not to make a market in the RevCons, it is likely that there would be no secondary market for the RevCons.  Accordingly, you should be willing to hold your RevCons to maturity.

▪
The initial estimated value of the RevCons is less than the price to the public.  The initial estimated value that is set forth on the cover page of this document does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the RevCons in any secondary market (if any exists) at any time.  If you attempt to sell the RevCons prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the price of the underlying stock, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the agent’s commissions and the estimated costs relating to our hedging of the RevCons.  These factors, together with various credit, market and economic factors over the term of the RevCons, are expected to reduce the price at which you may be able to sell the RevCons in any secondary market and will affect the value of the RevCons in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your RevCons prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions and the hedging costs relating to the RevCons.  In addition to bid-ask spreads, the value of the RevCons determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the RevCons and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The RevCons are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your RevCons to maturity.

▪
Our initial estimated value of the RevCons is an estimate only, calculated as of the Pricing Date.  The initial estimated value of the RevCons is based on the value of our obligation to make the payments on the RevCons, together with the mid-market value of the derivative embedded in the terms of the RevCons.  See “Additional Information About the RevCons—Structuring the securities” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the RevCons.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the RevCons or similar securities at a price that is significantly different than we do.

September 2013

RevConsSM Based on the Common Stock of Facebook, Inc. due April 1, 2014
Reverse Convertible Securities (“RevConsSM”)
Principal at Risk Securities

The value of the RevCons at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the RevCons in any secondary market, if any, should be expected to differ materially from the initial estimated value of your RevCons.

▪
The RevCons are not designed to be short-term trading instruments.  The price at which you will be able to sell the RevCons to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the RevCons, even in cases where the closing price of one share of the underlying stock has appreciated since the pricing date.  In addition, you may receive less, and possibly significantly less, than the stated principal amount of your RevCons if you try to sell your RevCons prior to the maturity date, and you will not receive the benefit of any contingent repayment of principal represented by the downside threshold level.

▪
Hedging and trading activity by our subsidiaries could potentially affect the value of the RevCons.  One or more of our subsidiaries expect to carry out hedging activities related to the RevCons (and to other instruments linked to the underlying stock), including trading in the underlying stock.  Some of our subsidiaries also trade the underlying stock and other financial instruments related to the underlying stock on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially have increased the initial share price and, as a result, the downside threshold level which is the price at or above which the underlying stock must close on the valuation date in order for you to avoid being exposed to the negative price performance of the underlying stock at maturity.  Additionally, those hedging or trading activities during the term of the RevCons could potentially affect the price of the underlying stock on the valuation date and the payout to you at maturity.

▪
You must rely on your own evaluation of the merits of an investment linked to the underlying stock.  In the ordinary course of their business, our affiliates may have expressed views on expected movement in the underlying stock, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to the underlying stock may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the underlying stock from multiple sources, and you should not rely solely on views expressed by our affiliates.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the RevCons.  Our wholly owned subsidiary, RBCCM, will serve as the calculation agent.  As calculation agent, RBCCM determined the initial share price and the downside threshold level, and will determine the final share price, whether a market disruption event has occurred, whether to make any adjustments to the adjustment factor and the payment that you will receive at maturity, if any.  Any of these determinations made by RBCCM, in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events, may affect the payout to you at maturity.

▪
•We will not hold any shares of the underlying stock for your benefit.  The indenture and the terms governing the RevCons do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any shares of the underlying stock that we or they may acquire.  Neither we nor our affiliates will pledge or otherwise hold any such shares for your benefit.  Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

▪
Significant aspects of the income tax treatment of the RevCons are uncertain. The tax treatment of an investment in the RevCons is uncertain. We do not plan to request a ruling from the Internal Revenue Service or the Canada Revenue Agency regarding the tax treatment of an investment in the RevCons, and the Internal Revenue Service, the Canada Revenue Agency or a court may not agree with the tax treatment described in this document.

In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. While it is not clear whether the RevCons would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect. You should consult your tax advisor as to the tax consequences of possible alternative characterizations of your RevCons for U.S. federal income tax purposes.

September 2013

RevConsSM Based on the Common Stock of Facebook, Inc. due April 1, 2014
Reverse Convertible Securities (“RevConsSM”)
Principal at Risk Securities

The RevCons are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and RBCCM and Morgan Stanley Wealth Management will not make offers of the RevCons to any such investor.

Please read carefully the sections entitled “U.S. tax considerations” in this document, the section “Tax Consequences – United States Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

For a discussion of the material Canadian federal income tax consequences of investing in the RevCons, please see the section entitled "Tax Consequences – Canadian Taxation" in the accompanying prospectus.  If you are a not a Non-resident Holder (as that term is defined in "Tax Consequences – Canadian Taxation" in the accompanying prospectus) or if you acquire the RevCons in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the RevCons and receiving the payments that may be due under the RevCons.

September 2013

RevConsSM Based on the Common Stock of Facebook, Inc. due April 1, 2014
Reverse Convertible Securities (“RevConsSM”)
Principal at Risk Securities

Facebook, Inc. Overview

Facebook operates a social networking website. The company's website allows people to communicate with their family, friends, and coworkers. Facebook develops technologies that facilitate the sharing of information, photographs, website links, and videos. Facebook users have the ability to share and restrict information based on their own specific criteria.

The underlying stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Information provided to or filed with the Securities and Exchange Commission (the “SEC”) by the underlying company pursuant to the Securities Exchange Act can be located by reference to the SEC CIK number 1326801 or File Number 001-35551 through the website at.www.sec.gov.  In addition, information regarding the issuer of the underlying stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  Neither the issuer nor the agent makes any representation that those publicly available documents or any other publicly available information regarding the underlying company is accurate or complete.

Information as of market close on September 27, 2013:

Bloomberg Ticker Symbol:	FB	52 Week High (on 09/27/2013):	$51.24
Current Stock Price:	$51.24	52 Week Low (on 10/18/2012):	$18.99
52 Weeks Ago:	$20.33

The table below sets forth the published high and low closing prices of the underlying stock for each quarter from July 1, 2012 through September 27, 2013. The graph below sets forth the daily closing values of the underlying stock for the period from May 18, 2012* through September 27, 2013.  The closing price of the underlying stock on September 27, 2013 was $51.24.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying stock at any time, including the valuation date.

Common Stock of Facebook, Inc.	High ($)	Low ($)
2012
Third Quarter	32.17	17.73
Fourth Quarter	28.24	18.99
2013
First Quarter	32.46	25.14
Second Quarter	28.97	22.90
Third Quarter (through September 27, 2013)	51.24	24.37

* Facebook commenced trading on May 18, 2012 and therefore has a limited historical performance.

September 2013

RevConsSM Based on the Common Stock of Facebook, Inc. due April 1, 2014
Reverse Convertible Securities (“RevConsSM”)
Principal at Risk Securities

Shares of Facebook, Inc. – Daily Closing Prices May 18, 2012 to September 27, 2013

This document relates only to the RevCons offered hereby and does not relate to the underlying stock or other securities of Facebook.  We have derived all disclosures contained in this document regarding Facebook’s stock from the publicly available documents described in the preceding paragraph.  In connection with the offering of the RevCons, neither we nor the agent has participated in the preparation of those documents or made any due diligence inquiry with respect to Facebook.  Neither we nor the agent makes any representation that those publicly available documents or any other publicly available information regarding Facebook is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying stock (and therefore the price of the underlying stock at the time we price the RevCons) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Facebook could affect the value received at maturity with respect to the securities and therefore the trading prices of the RevCons.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying stock.

September 2013

RevConsSM Based on the Common Stock of Facebook, Inc. due April 1, 2014
Reverse Convertible Securities (“RevConsSM”)
Principal at Risk Securities

Additional Information About the RevCons

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Closing Price:
The “closing price” for the underlying stock (or one unit of any other security for which a closing price must be determined) on any trading day means:

(i)   if the underlying stock (or any such other security) is listed on a national securities exchange (other than the NASDAQ), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Exchange Act, on which the underlying stock (or any such other security) is listed,

(ii)  if the underlying stock (or any such other security) is a security of the NASDAQ, the official closing price published by the NASDAQ on such day, or

(iii)  if the underlying stock (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on that day.

If the underlying stock (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available under the preceding sentence, then the closing price for one share of underlying stock (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on that day. If a market disruption event (as defined below) occurs with respect to the underlying stock (or any such other security) or the last reported sale price or the official closing price published by the NASDAQ, as applicable, for the underlying stock (or any such other security) is not available under either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for the underlying stock (or any such other security) for that trading day obtained from as many recognized dealers in that security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of RBCCM and its successors or any of its affiliates may be included in the calculation of that mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the closing price will be determined by the calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service.

Record date:
The record date for each monthly coupon payment will be the date one business day prior to the scheduled payment date.  However, the monthly coupon payment payable at maturity will be payable to the person to whom the payment at maturity is payable.

No fractional shares:
At maturity, if our payment is to be made in shares of the underlying stock, we will deliver the number of shares of the underlying stock due with respect to the RevCons, as described above, but we will pay cash in lieu of delivering any fractional share of the underlying stock in an amount equal to the corresponding fractional closing price of such fraction of a share of the underlying stock, as determined by the calculation agent as of the valuation date.

Postponement of valuation date:
In the calculation of the final share price, the calculation agent will take into account market disruption events and non-trading days as follows:

If the scheduled valuation date is not a trading day or if there is a market disruption event on that date, the valuation date shall be the next succeeding trading day on which there is no market disruption event; provided that if a market disruption event has occurred on each of the five consecutive trading days immediately succeeding the scheduled valuation date, then (i) that fifth succeeding trading day will be deemed to be the valuation date notwithstanding the occurrence of a market disruption event on that date and (ii) with respect to any that fifth trading day on which a market disruption event occurs, the calculation agent will determine the final share price of the underlying stock on that fifth trading day based on the mean of the bid prices for the underlying stock for that date obtained from as many recognized dealers in that security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of RBCCM or any of its affiliates may be included in the calculation of the mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the closing price or the final share price, as applicable, will be determined by the calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following that valuation date as postponed.

September 2013

RevConsSM Based on the Common Stock of Facebook, Inc. due April 1, 2014
Reverse Convertible Securities (“RevConsSM”)
Principal at Risk Securities

Trading day:
“Trading day” means a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Market disruption events:
“Market disruption event” means:

(a)  a suspension, absence or material limitation of trading of the underlying stock on its primary market for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in that market; or a breakdown or failure in the price and trade reporting systems of the primary market for the underlying stock as a result of which the reported trading prices for the underlying stock during the last one-half hour preceding the close of the principal trading session in that market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to the underlying stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the calculation agent in its sole discretion; and

(b) a determination by the calculation agent in its sole discretion that any event described in clauses (a) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the RevCons.

For the purpose of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a market disruption event, (3) a suspension of trading in options contracts on the underlying stock by the primary securities market trading in such contracts by reason of (i) a price change exceeding limits set by that securities exchange or market, (ii) an imbalance of orders relating to such contracts or (iii) a disparity in bid and ask quotes relating to those contracts will constitute a suspension, absence or material limitation of trading in options contracts related to the underlying stock and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to the underlying stock are traded will not include any time when that securities market is itself closed for trading under ordinary circumstances.

Antidilution adjustments:
1. If the underlying stock is subject to a stock split or reverse stock split, then once the split has become effective, the adjustment factor will be adjusted to equal the product of the prior adjustment factor and the number of shares issued in the stock split or reverse stock split with respect to one share of underlying stock.

2. If the underlying stock is subject (i) to a stock dividend (issuance of additional shares of underlying stock) that is given ratably to all holders of the underlying stock or (ii) to a distribution of shares of the underlying stock as a result of the triggering of any provision of the corporate charter of the underlying company, then once the dividend has become effective and the underlying stock is trading ex-dividend, the adjustment factor will be adjusted so that the new adjustment factor shall equal the prior adjustment factor plus the product of (i) the number of shares issued with respect to one share of underlying stock and (ii) the prior adjustment factor.

3. If the underlying company issues rights or warrants to all holders of the underlying stock to subscribe for or purchase the underlying stock at an exercise price per share less than the closing price of the underlying stock on both (i) the date the exercise price of the rights or warrants is determined and (ii) the expiration date of the rights or warrants, and if the expiration date of the rights or warrants precedes the maturity date of the RevCons, then the adjustment factor will be adjusted to equal the product of the prior adjustment factor and a fraction, the numerator of which shall be the number of shares of underlying stock outstanding immediately prior to the issuance of the rights or warrants plus the number of additional shares of underlying stock offered for subscription or purchase under the rights or warrants and the denominator of which shall be the number of shares of underlying stock outstanding immediately prior to the issuance of the rights or warrants plus the number of additional shares of underlying stock which the aggregate offering price of the total number of shares of underlying stock so offered for subscription or purchase under the rights or warrants would purchase at the closing price on the expiration date of the rights or warrants, which will be determined by multiplying the total number of shares offered by the exercise price of the rights or warrants and dividing the product so obtained by the closing price.

September 2013

RevConsSM Based on the Common Stock of Facebook, Inc. due April 1, 2014
Reverse Convertible Securities (“RevConsSM”)
Principal at Risk Securities

4. There will be no adjustments to the adjustment factor to reflect cash dividends or other distributions paid with respect to the underlying stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of paragraph 5 below and “Extraordinary Dividends” as described below. A cash dividend or other distribution with respect to the underlying stock will be deemed to be an “Extraordinary Dividend” if that cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for the underlying stock by an amount equal to at least 10% of the closing price of the underlying stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the trading day preceding the ex-dividend date (that is, the day on and after which transactions in the underlying stock on the primary U.S. organized securities exchange or trading system on which the underlying stock is traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of the Extraordinary Dividend. If an Extraordinary Dividend occurs with respect to the underlying stock, the adjustment factor with respect to the underlying stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new adjustment factor will equal the product of (i) the then current adjustment factor and (ii) a fraction, the numerator of which is the closing price on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price on the trading day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the underlying stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for the underlying stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of the Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive. A distribution on the underlying stock described in clause (i), (iv) or (v) of paragraph 5 below that also constitutes an Extraordinary Dividend will cause an adjustment to the adjustment factor only under clause (i), (iv) or (v) of paragraph 5, as applicable.

5. If (i) there occurs any reclassification or change of the underlying stock, including, without limitation, as a result of the issuance of any tracking stock by the underlying stock issuer, (ii) the underlying stock issuer or any surviving entity or subsequent surviving entity of the underlying stock issuer (the “successor corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the underlying stock issuer or any successor corporation with another corporation occurs (other than under clause (ii) above), (iv) the underlying stock issuer is liquidated, (v) the underlying stock issuer issues to all of its shareholders equity securities of an issuer other than the underlying stock issuer (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “spin-off event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the underlying stock (any event in clauses (i) through (vi), a “reorganization event”), the method of determining the amount payable at maturity for each security will be as follows:

•     Upon the valuation date, you will receive for each of the RevCons that you hold a payment at maturity equal to:

➢    If the exchange property value on the valuation date is greater than or equal to the downside threshold level: (i) the stated principal amount plus (ii) the final monthly coupon payment.

➢    If the exchange property value on the valuation date is less than the downside threshold level: (i) securities, cash or any other assets distributed to holders of the underlying stock in or as a result of any such reorganization event, including (A) in the case of the issuance of tracking stock, the reclassified share of the underlying stock, (B) in the case of a spin-off event, the share of the underlying stock with respect to which the spun-off security was issued, and (C) in the case of any other reorganization event where the underlying stock continues to be held by the holders receiving such distribution, the underlying stock (collectively, the “exchange property”), in an amount equal to the exchange property delivered with respect to a number of shares of the underlying stock equal to the exchange ratio times the adjustment factor, each determined at the time of the reorganization event, or, at our sole option, the cash value of the exchange property as of the valuation date plus (ii) the final monthly coupon payment.

If exchange property consists of more than one type of property and we elect to deliver exchange property, rather than its cash value, we will deliver at maturity to DTC, as holder of the securities, a pro rata share of each such type of exchange property.  We expect that the exchange property will be distributed to investors in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  If exchange property includes a cash component, investors will not receive any interest accrued on the cash component.  In the event exchange property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

September 2013

RevConsSM Based on the Common Stock of Facebook, Inc. due April 1, 2014
Reverse Convertible Securities (“RevConsSM”)
Principal at Risk Securities

For purposes of determining whether or not the exchange property value is less than the initial share price or less than the downside threshold level, “exchange property value” means (x) for any cash received in any reorganization event, the value, as determined by the calculation agent, as of the date of receipt, of the cash received for one share of the underlying stock, as adjusted by the adjustment factor at the time of such reorganization event, (y) for any property other than cash or securities received in any such reorganization event, the market value, as determined by the calculation agent in its sole discretion, as of the date of receipt, of the exchange property received for one share of the underlying stock, as adjusted by the adjustment factor at the time of the reorganization event and (z) for any security received in any such reorganization event, an amount equal to the closing price, as of the day on which the exchange property value is determined, per share of the security multiplied by the quantity of the security received for each share of the underlying stock, as adjusted by the adjustment factor at the time of such reorganization event.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, exchange property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in the tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to exchange property in which an offeree may elect to receive cash or other property, exchange property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any reorganization event referred to in paragraph 5 above, all references in this document with respect to the RevCons to “the underlying stock” shall be deemed to refer to the exchange property and references to a “share” or “shares” of the underlying stock shall be deemed to refer to the applicable unit or units of the exchange property, unless the context otherwise requires.

No adjustment to the adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the adjustment factor then in effect.  The adjustment factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward.  Adjustments to the adjustment factor will be made up to the close of business on the valuation date.

No adjustments to the adjustment factor or method of calculating the adjustment factor will be required other than those specified above.  The adjustments specified above do not cover all events that could affect the final share price of the underlying stock, including, without limitation, a partial tender or exchange offer for the underlying stock.

The calculation agent will be solely responsible for the determination and calculation of any adjustments to the adjustment factor or method of calculating the adjustment factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in this section, and its determinations and calculations will be conclusive in the absence of manifest error.

The calculation agent will provide information as to any adjustments to the adjustment factor or to the method of calculating the amount payable at maturity of the RevCons made under paragraph 5 above upon written request by any investor in the RevCons.

Alternate exchange calculation in the case of an event of default:
In case an event of default with respect to the RevCons shall have occurred and be continuing, the amount of cash and/or shares of the underlying stock (or any exchange property) declared due and payable per security upon any acceleration of the RevCons (the “Acceleration Amount”) shall be determined by the calculation agent and will be an amount of cash and/or shares of the underlying stock (or any exchange property) equal to the payment at maturity calculated as if the date of acceleration were the valuation date; provided that the unpaid portion of the final coupon payment will be calculated on a 30/360 basis.

If the maturity of the RevCons is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount and/or shares of the underlying stock (or any exchange property) due with respect to the RevCons as promptly as possible and in no event later than two business days after the date of acceleration.

Listing:	The RevCons will not be listed on any securities exchange.
Minimum ticketing size:	$1,000 / 100 RevCons
Trustee:	The Bank of New York Mellon
Calculation agent:
RBCCM.  The calculation agent will make all determinations regarding the RevCons.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

September 2013

RevConsSM Based on the Common Stock of Facebook, Inc. due April 1, 2014
Reverse Convertible Securities (“RevConsSM”)
Principal at Risk Securities

Additional amounts:
We will pay any amounts to be paid by us on the RevCons without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (taxes) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the RevCons, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a RevCons or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of a beneficial owner or Payment Recipient:

(i)   with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)  which is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the RevCons, the holding of RevCons or the receipt of payments thereunder;

(iii)  which is, or which does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);

(iv)  which presents such RevCons for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting RevCons for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any RevCons means:

a.    the due date for payment thereof, or

b.    if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the RevCons in accordance with the Indenture;

(v)  who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any third party comply with, any statutory requirements or by making, or requiring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or

(vi)  who is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the RevCons at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the Trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the Trustee.  We will indemnify and hold harmless each holder of RevCons (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the RevCons, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

Canadian tax consequences:
An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

September 2013

RevConsSM Based on the Common Stock of Facebook, Inc. due April 1, 2014
Reverse Convertible Securities (“RevConsSM”)
Principal at Risk Securities

U.S. tax considerations:
The following is a general description of the material U.S. tax considerations relating to the RevCons. It does not purport to be a complete analysis of all tax considerations relating to the RevCons. Prospective purchasers of the RevCons should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the RevCons and receiving payments under the RevCons. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to U.S. holders (as defined in the accompanying prospectus). Except as otherwise noted under “Foreign Account Tax Compliance Act” below, it applies only to those U.S. holders who purchase the RevCons upon original issuance at their issue price and who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. This section assumes that the issue price of the RevCons, as determined for U.S. federal income tax purposes, equals the principal amount thereof. We intend to treat any interest with respect to the RevCons, as determined for U.S. federal income tax purposes, as from sources within the U.S.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the RevCons in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE RevCons SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE RevCons ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE RevCons, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

General

In the opinion of our counsel, Morrison & Foerster LLP, it would be reasonable to treat your RevCons as an investment unit consisting of (i) a non-contingent debt instrument subject to the rules governing short-term debt instruments issued by us to you (the “Short-Term Debt Portion”) and (ii) a put option with respect to the underlying stock written by you and purchased by us (the “Put Option”). The balance of this disclosure assumes this treatment is proper and will be respected. 0.37% of each coupon payment (13.20% in total) on the RevCons will be treated as an interest payment on the Short-Term Debt Portion and 12.83% of each coupon payment will be treated as payment for the Put Option for U.S. federal income tax purposes.

Treatment as an Investment Unit

If your RevCons are properly treated as an investment unit consisting of a Short-Term Debt Portion and Put Option, it is likely that the Short-Term Debt Portion of your RevCons would be treated as having been issued for the principal amount of the RevCons and that coupon payments on the RevCons would be treated in part as payments of interest and in part as payments for the Put Option. Amounts treated as interest would be subject to the rules governing short-term debt instruments. Amounts treated as payment for the Put Option would be deferred and accounted for upon sale, exchange or maturity of the RevCons, as discussed below.

September 2013

RevConsSM Based on the Common Stock of Facebook, Inc. due April 1, 2014
Reverse Convertible Securities (“RevConsSM”)
Principal at Risk Securities

With respect to the Short-Term Debt Portion, in general, if you are an individual or other cash basis U.S. holder of an RevCons, you are not required to accrue original issue discount (“OID”) for U.S. federal income tax purposes unless you elect to do so (although it is possible that you may be required to include the relevant interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, or a cash basis taxpayer who so elects, you will be required to accrue OID on the RevCons on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale, exchange or maturity of your RevCons will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale, exchange or maturity. However, if you are not required and do not elect to accrue OID on the Short-Term Debt Portion of your RevCons, you will be required to defer deductions for interest on borrowings allocable to your RevCons in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all payments treated as interest on the Short-Term Debt Portion of your RevCons in the stated redemption price at maturity.

If you were to receive a cash payment of the full principal amount of your RevCons upon the maturity of your RevCons, such payment would likely be treated as (i) payment in full of the principal amount of the Short-Term Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of your RevCons) and (ii) the lapse of the Put Option which would likely result in your recognition of short-term capital gain in an amount equal to the amount paid to you for the Put Option and deferred as described above. If you were to receive a cash payment upon the maturity of your RevCons (excluding cash received as a coupon) of less than the full principal amount of your RevCons, such payment would likely be treated as (i) payment in full of the principal amount of the Short-Term Debt Portion (which would not result in the recognition of gain or loss) and (ii) the cash settlement of the Put Option pursuant to which you paid to us an amount equal to the excess of the principal amount of your RevCons over the amount that you received upon the maturity of your RevCons (excluding cash received as a coupon) in order to settle the Put Option. If the aggregate amount paid to you for the Put Option and deferred as described above is greater than the amount you are deemed to have paid to us to settle the Put Option, you will likely recognize short-term capital gain in an amount that is equal to such excess. Conversely, if the amount paid to you for the Put Option and deferred as described above is less than the amount you are deemed to have paid to us to settle the Put Option, you will likely recognize short-term capital loss in an amount that is equal to such difference.

If, instead of making a cash payment to you, we were to exchange your RevCons for shares of the underlying stock of equivalent value, the receipt of such underlying stock upon the maturity of your RevCons would likely be treated as (i) payment in full of the principal amount of the Short-Term Debt Portion (which would likely not result in the recognition of gain or loss) and (ii) the exercise by us of the Put Option and your purchase of the shares of underlying stock you receive for an amount equal to the principal amount of your RevCons. The U.S. federal income tax basis of the shares of underlying stock you receive would equal the principal amount of your RevCons less the amount of payments you received for the Put Option and deferred as described above. The holding period in the shares of underlying stock you receive would begin the day after you beneficially receive such shares of underlying stock. If you receive cash in lieu of a fractional share of stock, you will be treated as having received such fractional share and then having received cash in exchange for such fractional share. You generally will recognize short-term capital gain or loss based on the difference between the amount of cash received in lieu of the fractional share and the U.S. federal income tax basis allocated to such fractional share.

Upon the sale or exchange of your RevCons, you would be required to apportion the value of the amount you receive between the Short-Term Debt Portion and Put Option on the basis of the values thereof on the date of the sale or exchange. You would recognize gain or loss with respect to the Short-Term Debt Portion in an amount equal to the difference between (i) the amount apportioned to the Short-Term Debt Portion and (ii) your adjusted U.S. federal income tax basis in the Short-Term Debt Portion. Except to the extent attributable to accrued but unpaid interest with respect to the Short-Term Debt Portion, such gain or loss would be short-term capital gain or loss. If you are a cash basis taxpayer and do not elect to accrue interest currently, your adjusted basis in your RevCons should generally be the purchase price of your RevCons. If you are an accrual basis holder, or a cash basis holder that elects to accrue interest on your RevCons currently, your adjusted basis in your RevCons should generally be the purchase price of your RevCons increased by the amount of accrued interest and decreased by any interest that is paid in respect of the Short-Term Debt Portion.

Upon the sale of your RevCons, the amount of cash that you receive that is apportioned to the Put Option (together with any amount of premium payments received in respect thereof and deferred as described above) would be treated as short-term capital gain. If the value of the Short-Term Debt Portion on the date of the sale of your RevCons is in excess of the amount you receive upon such sale, you would likely be treated as having made a payment (to the purchaser in the case of a sale) equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

September 2013

RevConsSM Based on the Common Stock of Facebook, Inc. due April 1, 2014
Reverse Convertible Securities (“RevConsSM”)
Principal at Risk Securities

Alternative Characterizations

There is no judicial or administrative authority discussing how your RevCons should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, the Internal Revenue Service might assert that your RevCons should be treated as a single debt instrument as described in “Tax Consequences — United States Taxation” in the accompanying prospectus. Pursuant to such characterization, the RevCons would generally be subject to the rules concerning short-term debt instruments as described under the heading “Tax Consequences — United States Taxation — Original Issue Discount — Short-Term Debt Securities” therein. It is also possible that you may be required to include the entire coupon in income when it is received. Further, your RevCons may be characterized, in whole or in part, as a notional principal contract or as a different type of derivative contract.

In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis. While it is not clear whether the RevCons would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect. You should consult your tax advisor as to the tax consequences of possible alternative characterizations of your RevCons for U.S. federal income tax purposes.

Backup Withholding and Information Reporting
Payments made with respect to the RevCons and proceeds from the sale or exchange of the RevCons may be subject to a backup withholding tax unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the Internal Revenue Service or allowed as a credit against the holder's U.S. federal income tax, provided the holder makes a timely filing of an appropriate tax return or refund claim.

Reports will be made to the Internal Revenue Service and to holders that are not excepted from the reporting requirements.

Foreign Account Tax Compliance Act.

The Foreign Account Tax Compliance Act (“FATCA”), enacted on March 18, 2010, will impose a 30% U.S. withholding tax on certain U.S. source payments of interest (and OID), dividends, or other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property (including payments at maturity, or upon a redemption or sale) of a type which can produce U.S. source interest or dividends (“withholdable payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on your behalf) unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department certain information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA.  In addition, the RevCons may constitute a “financial account” for these purposes and thus, be subject to information reporting requirements pursuant to FATCA.  The legislation also generally imposes a withholding tax of 30% on withholdable payments made to a non-financial foreign entity, unless that entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

These withholding and reporting requirements will generally apply to U.S. source periodic payments made after June 30, 2014 and to payments of gross proceeds from a sale or redemption made after December 31, 2016.  However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014. We will not pay additional amounts with respect to any FATCA withholding.  Therefore, if such withholding applies, any payments on the RevCons will be significantly less than what you would have otherwise received.  Depending on your circumstances, these amounts withheld may be creditable or refundable to you.  Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. You are urged to consult with your own tax advisor regarding the possible implications of FATCA on your investment in the RevCons.

Use of proceeds and hedging:
The net proceeds from the sale of the RevCons will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make a payment at maturity of the RevCons. The initial public offering price of the RevCons includes the underwriting discount and commission and the estimated cost of hedging our obligations under the RevCons.

September 2013

RevConsSM Based on the Common Stock of Facebook, Inc. due April 1, 2014
Reverse Convertible Securities (“RevConsSM”)
Principal at Risk Securities

Employee Retirement Income Security Act:
This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the RevCons.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Each fiduciary of an ERISA Plan should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the RevCons. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

In addition, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts, including entities whose underlying assets include the assets of such plans (together with ERISA Plans, “Plans”) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction.  Governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing RevCons should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction”.

Royal Bank of Canada and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank of Canada (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if securities are acquired by or with the assets of a Plan, and with respect to which Royal Bank of Canada or any of its affiliates is a ‘‘party in interest” or a “disqualified person”, unless those securities are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b) (17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and any such plan, by purchasing and holding the RevCons, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the RevCons will not result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank of Canada nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the RevCons, or any exercise related thereto or as a result of any exercise by Royal Bank of Canada or any of its affiliates of any rights in connection with the RevCons, and no advice provided by Royal Bank of Canada or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the RevCons and the transactions contemplated with respect to the RevCons.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the RevCons, you should consult your legal counsel.

Supplemental information regarding plan of distribution; conflicts of interest:
Under the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the RevCons from Royal Bank of Canada for distribution to Morgan Stanley Wealth Management.  RBCCM will act as agent for the RevCons and will receive a fee of $0.15 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Wealth Management as a fixed sales commission of $0.15 for each of the RevCons they sell.

Morgan Stanley Wealth Management may reclaim selling concessions allowed to individual brokers within Morgan Stanley Wealth Management in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the RevCons distributed by those brokers.

We expect that delivery of the RevCons will be made against payment for the RevCons on or about October 2, 2013, which is the third business day following the pricing date (this settlement cycle being referred to as “T+3”).

In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the RevCons, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

September 2013

RevConsSM Based on the Common Stock of Facebook, Inc. due April 1, 2014
Reverse Convertible Securities (“RevConsSM”)
Principal at Risk Securities

The value of the RevCons shown on your account statement may be based on RBCCM’s estimate of the value of the RevCons if RBCCM or another of our affiliates were to make a market in the RevCons (which it is not obligated to do).  That estimate will be based on the price that RBCCM may pay for the RevCons in light of then prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately three months, the value of the RevCons that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the RevCons at that time.  This is because the estimated value of the RevCons will not include the agent’s commission and our hedging costs and profits; however, the value of the RevCons shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the RevCons.  This excess is expected to decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your RevCons, it expects to do so at prices that reflect its estimated value.

The notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and RBCCM and Morgan Stanley Wealth Management will not make offers of the notes to any such investor.

For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

Structuring the securities:
The RevCons are our debt securities, the return on which is linked to the performance of the underlying stock.  As is the case for all of our debt securities, including our structured notes, the economic terms of the RevCons reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate, rather than the secondary market rate, along with the fees and expenses associated with structured notes, typically reduces the initial estimated value of the securities at the time their terms are set.  Unlike the estimated value included in this pricing supplement, any value of the RevCons determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the securities than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the RevCons, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the underlying stock, and the tenor of the securities.  The economic terms of the RevCons and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate, the underwriting commission and the hedging-related costs relating to the RevCons reduce the economic terms of the RevCons to you and result in the initial estimated value for the RevCons on the pricing date being less than their public offering price.  See “Risk Factors—The initial estimated value of the RevCons is less than the price to the public” above.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(866)-477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

Where you can find more information:
Royal Bank of Canada has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

You should read this document together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23, 2013 relating to our Senior Global Medium-Term Notes, Series F, of which these securities are a part. Capitalized terms used but not defined in this document will have the meanings given to them in the prospectus supplement. In the event of any conflict, this document will control.  The RevCons vary from the terms described in the prospectus supplement in several important ways.  You should read this document carefully.

September 2013

RevConsSM Based on the Common Stock of Facebook, Inc. due April 1, 2014
Reverse Convertible Securities (“RevConsSM”)
Principal at Risk Securities

This document, together with the documents listed below, contains the terms of the RevCons and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated July 23, 2013 and in this document, as the RevCons involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the RevCons.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•      Prospectus dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm
•      Prospectus Supplement dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.

Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

Validity of the securities:
In the opinion of Norton Rose Canada LLP, the issue and sale of the RevCons has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the RevCons have been duly executed, authenticated and issued in accordance with the Indenture, the RevCons will be validly issued and, to the extent validity of the RevCons is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 6, 2012, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on March 6, 2012.

In the opinion of Morrison & Foerster LLP, when the RevCons have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the RevCons will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated March 6, 2012, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated March 6, 2012.

Terms incorporated in the Master Note:
All of the terms in “Summary Terms” (except the item captioned “Commissions and issue price”) and the terms above the item captioned “Use of proceeds and hedging” in “Additional Information About the RevCons” of this pricing supplement, and the definition of “business day” on page S-23 of the prospectus supplement.

September 2013